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                                                                   Exhibit 99(a)


Press Contact: Greg Reaves                       Investor Contact: Laura Jordan
               (908) 423-6022                                    (908) 423-5185


      MERCK'S EARNINGS PER SHARE INCREASED 22% FOR THE THIRD QUARTER 2000,
                DRIVEN BY RECORD SALES OF MORE THAN $10 BILLION

WHITEHOUSE STATION, N.J., October 20, 2000 -- Merck & Co., Inc. today announced that earnings per share for the third quarter of 2000 were $0.78, up 22% over the third quarter of 1999. For the quarter, net income increased 19% to $1,835.9 million driven by sales of $10.6 billion, up 29% over the same period last year.

         For the first nine months, earnings per share were $2.15, an increase of 20% over 1999. Net income grew 17% to $5,057.3 million fueled by a 22% sales increase to $28.9 billion, for the first nine months of 2000.

         "Income growth for the quarter and first nine months reflects strong sales volume gains in the U.S. and international markets, as well as manufacturing productivity improvements," said Raymond V. Gilmartin, chairman, president and chief executive officer. "These gains helped fund research and development and promotion programs in support of our key products."

         Sales volume growth was driven by the Company's human health products, which increased 19% and 18% for the third quarter and nine months, respectively, and the Merck-Medco Managed Care business. Sales outside of the United States accounted for 37% of the Company's human health sales for the first nine months. Foreign exchange reduced the human health sales growth for both the third quarter and first nine months by one percentage point.


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         "We are proud of the achievements of our newest medicine VIOXX which, together with ZOCOR, COZAAR/HYZAAR*, FOSAMAX, and SINGULAIR are driving Merck's strong performance," Mr. Gilmartin said. These products accounted for 55% of Merck's worldwide human health sales for the first nine months.

          "Not only are Merck's medicines achieving success in markets in the United States and abroad, they are also improving the lives of millions of patients worldwide," Mr. Gilmartin said. "More than 15 million prescriptions in the United States alone have been written for VIOXX, our new medicine for osteoarthritis, since its extraordinarily successful launch last year, and it continues as the world's fastest growing prescription arthritis medicine. VIOXX has now achieved nearly $1.5 billion in sales so far this year - more than $600 million in this quarter alone. A key reason for its success is that VIOXX is the only COX-2 inhibitor approved by the U.S. Food and Drug Administration (FDA) both for osteoarthritis and acute pain."

         A pilot study in osteoarthritis comparing VIOXX and celecoxib, a competitive product, presented at the European League Against Rheumatism in June, showed that VIOXX reduced osteoarthritis pain at night and at rest to a greater degree than either celecoxib 200 mg or acetaminophen 4,000 mg.

         In June, Merck submitted a Supplemental New Drug Application for VIOXX to the FDA to request labeling changes based on the results of the 8,000-patient VIOXX Gastrointestinal Outcomes Research (VIGOR) study. In this study, VIOXX reduced the incidence of serious gastrointestinal side effects, such as ulcers and bleeding, by more than 50% compared to the nonsteroidal anti-inflammatory drug naproxen.

         Clinical programs are underway to explore other potential benefits for VIOXX, including the treatment of chronic pain, rheumatoid arthritis and in the prevention and treatment of Alzheimer's disease. Merck has also begun studies to investigate whether VIOXX can reduce the number of colon polyps in patients who suffer from them - a broad population at risk of developing colon cancer.


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*COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours &
Company, Wilmington, DE, USA.


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        Global sales of ZOCOR, Merck's cholesterol-modifying medicine, continue to show strong growth. Worldwide sales reached nearly $1.4 billion for the third quarter, up 18% over the same period in 1999. This performance continues to reflect physician confidence in the product's ability to manage all key lipids to save the lives of people with heart disease and high cholesterol.

        In the United States, the market for "statin" medicines continues to expand at about 20% a year. Opportunities for growth still remain because only about 40% of Americans with heart disease take a prescription cholesterol-lowering medicine.

         COZAAR and HYZAAR for high blood pressure are the world's most widely prescribed medicines in the angiotensin II antagonist class. Growth continues as physicians recognize the excellent efficacy and tolerability of these two products. That fact is reflected in $405 million in sales for this quarter, a 16% increase over 1999 third quarter sales. The Company has a number of trials underway to evaluate the medicines' effectiveness in improving survival and reducing disability associated with hypertension, diabetic kidney disease and recent heart attacks.

         FOSAMAX, the leading product worldwide for treatment of postmenopausal osteoporosis, is available in more than 100 countries and continues to show outstanding growth. Sales totaled $360 million this quarter, 29% over the same quarter in 1999. The Company has submitted applications to regulatory agencies worldwide, including the United States, for approval of an innovative once-weekly formulation. This novel dosage form already has been approved and launched in a number of smaller markets around the world and has been rapidly accepted by patients and physicians. The Company also received FDA approval in September to market FOSAMAX to increase bone mass in men with osteoporosis.


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         SINGULAIR, Merck's nonsteroidal oral asthma controller drug, had the most successful launch of any asthma medicine in history and continues to show strong growth in all markets in which it has been introduced. Sales for this quarter were $235 million, up 81% compared to the same quarter in 1999.

         SINGULAIR is now the most prescribed asthma controller therapy among U.S. pediatricians and allergists. SINGULAIR effectively helps control asthma and is a convenient, nonsteroidal, once-a-day tablet. Regulatory approvals for use of SINGULAIR in asthmatic children ages 2 to 5 have been received in the United States and several countries in Latin America and approvals are pending in countries worldwide. Therapeutic choices to treat asthma in this difficult-to-treat age group have been limited in the past, due in part to the difficulty of administering inhaled therapies to young children and parental concerns about steroidal medications.

         Merck-Medco, the nation's largest provider of pharmacy services, continues to grow rapidly. More clients than ever are ordering prescriptions through merckmedco.com, the world's leading online pharmacy: the site processed a record 100,000 prescriptions per week in September. Merckmedco.com now fills more prescriptions than all of the other online pharmacies combined.

          Merck-Medco has grown significantly this year, gaining new clients from two important sources: 5 million people through the June acquisition of the pharmacy benefits manager ProVantage, and 9 million out of the 10 million people served by the UnitedHealth Group. Merck-Medco expects to integrate the remaining 1 million UnitedHealth Group plan members in the near future.

         In commenting on its outlook for the remainder of the year, the Company confirms that it is comfortable with the current analyst range on First Call for its fourth-quarter 2000 earnings per share of $0.73 to $0.76.


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         Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures. Merck-Medco Managed Care manages pharmacy benefits for employers, insurers and other plan sponsors, encouraging the appropriate use of medicines and providing disease management programs. Through these complementary capabilities, Merck works to improve quality of life and contain overall health-care costs.

         This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements regarding the Company's expected growth rates. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Additional detailed information concerning a number of factors that could cause actual results to differ materially is readily available in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, in its periodic reports on Form 10-Q and in its reports on Form 8-K (if any).

         Copies of these forms are available on request to Merck's Office of Stockholder Services.


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         The following tables show the financial results for Merck & Co., Inc.
and subsidiaries for the quarter and nine months ended September 30, 2000, compared with the corresponding periods of the prior year.

                                                           (In Millions Except Earnings
                                                                 per Common Share)
                                                             Quarter Ended September 30
                                                    --------------------------------------------
                                                                                            %
                                                      2000              1999              Change
                                                      ----              ----              ------
   Sales                                            $10,567.5          $8,195.7             +29%

   Costs, Expenses and Other

     Materials and production                         5,952.5           4,365.9             +36%

     Marketing and Administrative                     1,512.8           1,272.7             +19%

     Research and development                           609.8             516.0             +18%

     Acquired Research                                   --                51.1


     Equity income from affiliates                     (219.4)           (227.1)             -3%

     Other (income) expense, net                         70.2             (17.6)

   Income Before Taxes                                2,641.6           2,234.7               *

   Taxes on Income                                      805.7             695.1

   Net Income                                         1,835.9           1,539.6             +19%

   Basic Earnings per Common Share                     $0.80              $0.65             +23%

   Earnings per Common Share                           $0.78              $0.64             +22%
     Assuming Dilution

   Average Shares Outstanding                         2,299.4           2,343.0

   Average Shares Outstanding                         2,342.9           2,394.4
     Assuming Dilution


* Normalized for one-time events occurring in the third quarter 1999, growth of "Income Before Taxes" for the quarter ended September 30, 2000 was 20%.


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
                                                 (In Millions Except Earnings per Common Share)
                                                          9 Months Ended September 30
                                               -------------------------------------------------
                                                                                            %
                                                2000                 1999                 Change
                                                ----                 ----                 ------
   Sales                                       $28,895.9             $23,750.6              +22%

   Costs, Expenses and Other

     Materials and production                   15,872.9              12,890.2              +23%

     Marketing and administrative                4,393.5               3,611.3              +22%

     Research and development                    1,681.5               1,440.5              +17%

     Acquired Research                              --                    51.1

     Equity income from affiliates                (619.5)               (581.5)              +7%

     Other (income) expense, net                   254.5                 (69.1)

   Income Before Taxes                           7,313.0               6,408.1                *

   Taxes on Income                               2,255.7               2,090.8

   Net Income                                    5,057.3               4,317.3              +17%

   Basic Earnings per Common Share                 $2.19                 $1.83              +20%

   Earnings per Common Share                       $2.15                 $1.79              +20%
     Assuming Dilution

   Average Shares Outstanding                    2,306.7               2,353.6

   Average Shares Outstanding                    2,351.6               2,410.1
     Assuming Dilution


* Normalized for one-time events occurring in 1999 and 2000, growth of "Income Before Taxes" for the nine months ended September 30, 2000 was 18%.


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